Exhibit 4.6


                       SECOND AMENDMENT TO LOAN AGREEMENT

     THIS SECOND AMENDMENT is to the Loan Agreement, as amended by the First Amendment (as defined below), by and among Fresh Brands, Inc., a Wisconsin corporation, Fresh Brands Distributing, Inc., a Wisconsin corporation, and Dick's Supermarkets, Inc., a Wisconsin corporation (collectively, "Co-Borrowers" and individually, a "Co-Borrower") and M&I Marshall & Ilsley Bank, a Wisconsin banking corporation, and U.S. Bank National Association (f/k/a Firstar Bank, N.A.), a national banking association (collectively, the "Banks" and individually, a "Bank"), dated June 16, 2001 ("Loan Agreement").


                                     RECITAL

     A. Banks and Co-Borrowers desire to amend the Loan Agreement as provided below.


                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the recital and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Definitions and References. Capitalized terms used herein shall have the meanings set forth in the Loan Agreement unless they are otherwise defined herein. All references to the Loan Agreement contained herein shall mean the Loan Agreement as amended by the First Amendment to Loan Agreement, dated as of June 16, 2001 (the "First Amendment"), and by this Amendment.

     2.   Amendments. The Loan Agreement is amended as follows:

          (a) Section 9. The definition of the term "Capital Lease Obligations" contained in Subsection (b) of Section 9 of the Loan Agreement is amended by adding the following sentence to the definition thereof:

          "Notwithstanding the preceding sentence, in the event the property with respect to a capital lease of a Co-Borrower is subleased by such Co-Borrower to a third-party, the amount payable under such sublease (as determined in accordance with GAAP) shall be deducted from the applicable capital lease of the Co-Borrower for purposes of determining "Capital Lease Obligations" under this Loan Agreement (in no event shall the amount of the deduction for the sublease exceed the amount of the applicable Capital Lease Obligation of the Co-Borrower); provided, however, if any receivable or other amount due associated with subleased property shall become overdue by more than sixty (60) days, the Capital Lease Obligation of a Co-Borrower shall not be reduced by such sublease."

          (b) Section 5. The provision with respect to Paragraph (ii) of Subsection (a) of Section 5 is deleted in its entirety and is replaced with the following: "Permit the Fixed Charge Coverage Ratio of Co-Borrowers on a consolidated basis for the four most recent quarters to be less than 1.2 to 1.0."

          (c) Section 5. Section 5 of the Loan Agreement shall be amended by adding the following language as Subsection (i) thereto:

          "Limitations on Capital Expenditures. For all fiscal years after the current fiscal year, make or commit to make, directly or indirectly, any expenditure for the purchase or other acquisition (including, but not limited to, Capital Lease Obligations) of fixed or capital assets (excluding normal replacements and maintenance which are properly charged to current operations) if, after giving effect thereto, the aggregate amount of all such capital expenditures by Co-Borrowers collectively would exceed Seventeen Million Dollars ($17,000,000.00) during any fiscal year of Co-Borrowers."

          (d) Schedule 5. Schedule 5 attached to the Loan Agreement is deleted in its entirety and the amended Schedule 5 (attached hereto) is attached thereto in its place. The new pricing shall become effective on September 3, 2002.

     3. Representations and Warranties. Each Co-Borrower jointly and severally certifies that the representations and warranties contained in the Loan Agreement are true and correct as of the date of this Amendment and no condition, event, or act which would constitute a default under the Loan Agreement exists and no condition, event, act or omission has occurred which, with the giving of notice or passage of time, would constitute an Event of Default under the Loan Agreement.

     4. Full Force and Effect. Except as otherwise provided herein, the Loan Agreement shall remain in full force and effect and each Co-Borrower shall be bound by all of the covenants therein.

     5. Condition. This Amendment shall not be effective until the Banks have received a certified copy of the resolutions of the Board of Directors of each Co-Borrower, authorizing the execution and delivery of this Amendment.

     6. Expenses. Each Co-Borrower hereby acknowledges its joint and several obligation to reimburse the Banks for all of their reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of this Amendment, including, without limitation, the reasonable fees of counsel to the Banks, as required in Subsection (f) of Section 10 of the Loan Agreement.


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

     Dated as of this 23rd day of August, 2002.


CO-BORROWERS:                             BANKS:

FRESH BRANDS, INC.                        M&I MARSHALL & ILSLEY BANK


By: /s/ Elwood F. Winn                    By: /s/ Ronald J. Carey
    -----------------------------------       ----------------------------------
    Elwood F. Winn,                           Ronald J. Carey, Vice President
    President & Chief Executive Officer
                                          Attest: /s/
FRESH BRANDS DISTRIBUTING, INC.                   ------------------------------


By: /s/ Elwood F. Winn                    U.S. BANK NATIONAL ASSOCIATION
    -----------------------------------
    Elwood F. Winn,
    President & Chief Executive Officer   By: /s/
                                              ----------------------------------
DICK'S SUPERMARKETS, INC.


By: /s/ Robert J. Brodbeck
    -----------------------------------
    Robert J. Brodbeck,
    President



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